EXHIBIT 99.1

                       [American Tower Systems Letterhead]


FOR IMMEDIATE RELEASE                  Contact:  Joe Winn, Chief Financial
                                       Officer or Bruce Danziger, Director
                                       of Investor Relations
                                       Tel:  (617) 375-7500



                             AMERICAN TOWER SYSTEMS
                     ANNOUNCES $80 MILLION PRIVATE PLACEMENT


Boston, Massachusetts--January 8, 1998--American Tower Systems Corporation, a wholly-owned subsdiary of American Radio Systems Corporation (NYSE: AM), announced today that it has agreed to sell $80 million in a private placement of its common stock to certain officers, directors, and other affiliates of American Radio at a price of $10 per share. A Special Committee of the Board of Directors of American Radio has approved the terms of the private placement and, subject to the execution of a definitive stock purchase agreement and the termination or earlier expiration of the waiting period under the Hart-Scott-Rodino Act of 1976, the private placement is expected to close later this month.


ATS develops, acquires, manages and markets antenna sites for the wireless communications industry. Assuming the closing of all announced transactions, American Tower will own and/or manage over 1,600 communications sites throughout the United States. American Tower is headquartered in Boston and maintains regional offices in Connecticut, New Jersey, Pennsylvania, Washington, D.C., Virginia, South Carolina, Florida, Texas and California.

On September 19, 1997, American Radio Systems entered into a merger agreement with CBS Corporation pursuant to which its radio operations will become a wholly owned subsidiary of CBS. Consummation of the transaction is subject to regulatory approval and is expected in the Spring of this year. Pursuant to the CBS Merger, American Radio Systems will distribute to its common shareholders the stock of ATS owned by it.



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                     116 Huntington Avenue, Boston, MA 02116
Phone: (617) 375-7500                                       Fax: (617) 375-7575